Exhibit 10.30 Promissory Note

PROMISSORY NOTE

Principal Amount: $4,686,390	Date of Note: August 31, 2012

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Mario P. De Tomasi (the “Maker”), hereby unconditionally promises to pay to the order of Bank of Commerce Holdings or its assigns (the “Noteholder”, and together with the Maker, the “Parties”), the principal amount of FOUR MILLION SIX HUNDRED EIGHTY SIX THOUSAND THREE HUNDRED AND NINETY DOLLARS (US $4,686,390) (the “Loan”), together with any default interest accrued thereon, as provided in this Promissory Note (the “Note”, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

Payment. Maker will pay this loan in twenty (20) installments in accordance with the payment schedule attached hereto as Exhibit A.

Payments shall be made at the following address or at such other place as Noteholder may designate in writing:

Bank of Commerce Holdings

Attention: Chief Executive Officer

1951 Churn Creek Road

Redding, California 96002

Unless otherwise agreed or required by applicable law, payments will be applied first to principal; then to any late charges; and then to any unpaid collection costs.

Prepayment. Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid. No prepaid amount may be reborrowed.

Default Rate. Upon default, including failure to make any payment or pay upon final maturity, the interest rate on this Note shall be the lesser of 12% per annum or the maximum amount allowable under applicable law (“Default Rate”). If any amount payable hereunder is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full. This does not apply to the grace periods set forth under Noteholder’s Rights. All computations of interest shall be made on the basis of a year of 360 days, as the case may be, and the actual number of days elapsed. If judgment is entered in connection with this Note, interest will continue to accrue after the date of judgment at the rate in effect at the time judgment is entered. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Note:

Payment Default. Maker fails to make any payment when due under this Note subject to the grace periods herein.

Other Defaults. Maker fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Maker and Noteholder.

Default In Favor of Third Parties. Maker or any Pledgor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any pledge made to secure this Note or Maker’s ability to repay this Note or perform Maker’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Noteholder by Maker or on Maker’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The insolvency of Maker, the appointment of a receiver for any part of Maker’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker or the death of Maker.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Maker or by any governmental agency against any collateral securing the Loan. This Event of Default shall not apply if there is a good faith dispute by Maker as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Maker gives Noteholder written notice of the creditor or forfeiture proceeding and deposits with Noteholder monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Noteholder, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Maker’s financial condition, or Noteholder reasonably believes the prospect of payment or performance of this Note is impaired.

Insecurity. Noteholder in good faith believes itself insecure.

Noteholder’s Rights. Upon default, Noteholder may declare the entire unpaid principal balance under this Note and all accrued default interest immediately due, and then Maker will pay that amount; provided however, that in the event that Maker is: (i) then in compliance with all provisions of the Stock Purchase Agreement of even date and this Note (other than payment provisions) and (ii) Simonich Corporation has been unable to provide Maker with sufficient payments to make the payments due under this Note but is reasonably likely to be able to do so within the next 12 months, then Maker shall be granted an extension period of up to 12 months to become current on any payment due under this Note. During any such extension period, Maker shall employ best efforts to pay the maximum payments reasonably feasible from the operations of Simonich Corporation.

Attorneys’ Fees; Expenses. Noteholder may hire or pay someone else to help collect this Note if Maker does not pay. Maker will pay Noteholder that amount. This includes, subject to any limits under applicable law, Noteholder’s attorneys’ fees and Noteholder’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Maker also will pay any court costs, in addition to all other sums provided by law.

Jury Waiver. Maker and Noteholder hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Maker or Noteholder against the other.

Governing Law. This Note will be governed by federal law applicable to Noteholder and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Noteholder in the State of California.

Choice of Venue. If there is a lawsuit, Maker agrees upon Noteholder’s request to submit to the jurisdiction of the courts of Contra Costa County, State of California.

Successor Interests. The terms of this Note shall be binding upon Maker, and upon Maker’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Noteholder and its successors and assigns.

General Provisions. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Noteholder may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Maker and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Noteholder may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Noteholder’s security interest in the collateral; and take any other action deemed necessary by Noteholder without the consent of or notice to anyone. All such parties also agree that Noteholder may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, MAKER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. MAKER AGREES TO THE TERMS OF THE NOTE.

MAKER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

IN WITNESS WHEREOF, the Maker has executed this Note as of August 31, 2012.

/s/ Mario P. De Tomasi
Mario P. De Tomasi

EXHIBIT A

PAYMENT SCHEDULE

Payment Due Date:	Payment Amount:
March 31, 2013	$410,060.00
June 30, 2013	$410,060.00
September 30, 2013	$410,060.00
December 31, 2013	$410,060.00
March 31, 2013	$292,900.00
June 30, 2014	$292,900.00
September 30, 2014	$292,900.00
December 31, 2014	$292,900.00
March 31, 2014	$234,320.00
June 30, 2015	$234,320.00
September 30, 2015	$234,320.00
December 31, 2015	$234,320.00
March 31, 2015	$175,740.00
June 30, 2016	$175,740.00
September 30, 2016	$175,740.00
December 31, 2016	$175,740.00
March 31, 2016	$58,580.00
June 30, 2017	$58,580.00
September 30, 2017	$58,580.00
December 31, 2017	$58,570.00